Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 29 to Registration Statement No. 333-152224 on Form N-6 of our report dated March 2, 2017 related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, appearing in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 19, 2017